EXHIBIT 4(qqq)

        Letter of compliance waiver from German American Capital Corporation to CRIIMI MAE Inc.






                       GERMAN AMERICAN CAPITAL CORPORATION
                         31 West 52nd Street, 3rd Floor
                               New York, NY 10019
                              Tel:  (212) 469-6949
                              Fax:  (212) 469-7210



September 19, 1995


CRIIMI MAE, Inc.
The CRI Building
11200 Rockville Pike
Rockville, MD 20852

RE: Committed Master Repurcase Agreement dated as of January 23, 1995 between CRIIMI MAE Inc. ("CRIIMI") and German American Capital Corporation ("GACC"), as amended (the "GNMA Facility"), the commitment letter, dated January 19, 1995 from GACC to CRIIMI with respect to the GNMA Facility (the "GNMA Facility Commitment Letter"), the Committed Master Repurchase Agreement Governing Purchases and Sales of Participation Certificates dated as of January 23, 1995 between CRIIMI and GACC (the "FHA Facility") and the commitment letter, dated January 19, 1995 from GACC to CRIIMI with respect to the FHA Facility (the "FHA Facility Commitment Letter")(collectively, the GNMA Facility and the FHA Facility being referred to hereinafter as the "Facilities"; the GNMA Facility Commitment Letter and the FHA Commitment Letter, the "Commitment Letters" and the Facilities and the Commitment Letters, the "Documents").

Ladies and Gentlemen:

Reference is made to the documents and your letters to us dated August 18, 1995 ad September 12, 1995.

We agree to waive from August 30, 1995 until November 1, 1995 compliance by CRIIMI with respect to Section 13()(xv) of the Facilities in order to eprmit CRIIMI to pledge stock of CRI Liquidating REIt, Inc. in order to use a working capital line with Riggs National Bank. We also consent to the pledge by CRIIMI of the assets (aggregating approximately $470,000,000) and the related incurrence of debt necessary to complete the issuance of a Collateralized Mortgage Obligation ("CMO") and a Funding Note with FHLMC, which Funding Note secures Structured Pass-Through Securities of FHLMC, the closing of which transactions are expected to occur by October 13, 1995. GACC also consents to the pledge of GNMA Securities and Participation Certificates representing 100% interests in FHA insured Mortgage Loans, aggregating approximately $230,000,000. With respect to the CMO and the Funding Note, GACC waives compliance by CRIIMI with Section 13(a)(xv) of the Facilities for the duration of these financings, such waiver not to be revoked by GACC absent mutual consent of CRIIMI and GACC. These waivers are made only for the purposes and periods stated and are made without prejudice to GACC's other rights under the Documents.

Upon receipt of the enclosed duplicate copy of this letter agreement, duly executed by CRIIMI, the Documents shall be amended as follows:

1. Subclause (iii) in the exclusionary parenthetical in Section 13(a)(xv) of each of the Facilities is amended by replacing the figure "$100 million" with the figure "$200 million."

2. Section 3(f) of the FHA Facility is amended by the addition of the following text at the end thereof:

     "Notwithstanding the foregoing, prior to the Repurchase Date set forth on the applicable Confirmation, Seller has the right in its sole discretion to repurchase Purchased PCs subject to a Transaction on any date that is not a Reset Date, provided, however, that on such early repurchase date, Seller shall indemnify and hold Buyer harmless for any funding losses occasioned by such early repurchase, such losses being determined by Buyer in its sole discretion in accordance with its customary practices and provided to Seller in advance in writing, provided, however, that if at such time Seller proposes to transfer Substituted Securities of like or greater amount to the Purchased PCs proposed to be Repurchased, no funding loss shall be deemed to occur. Upon such repurchase and indemnification, the related Transaction shall terminate and the Facility Amount available for future Transactions shall be reinstated accordingly.

     Section 3(c) notwithstanding, upon receipt by the Buyer of at least three
     (3) Business Days notice to Buyer prior to a proposed Purchase Date, Seller may advise Buyer of a Transaction in an amount not exceeding such reinstated amount."

3. Section 3(f) of the GNMA Facility is amended by the addition of the following text at the ed thereof:

     "Notwithstanding the foregoing, prior to the Repurchase Date set forth on the applicable Confirmation, Seller has the right tin its sole discretion to repurchase Purchased Securities subject to a Transaction on any date that is not a Reset Date, provided, however, that on such early repurchase date, Seller shall indemnify and hold Buyer harmless for any funding losses occasioned by such early repurchase, such losses being determined by Buyer in its sole discretion in accordance with its customary practices and provided to Seller in advance in writing, provided, however, that if at such time Seller proposes to transfer Substituted Securities of like or greater amount to the Purchased Securities proposed to be Repurchased, no funding loss shall be deemed to occur. Upon such repurchase and indemnification, the related Transaction shall terminate and the Facility Amount available for future Transactions shall be reinstated accordingly.

     Section 3(c) notwithstanding, upon at least three (3) Business Days notice to Buyer prior to a proposed Purchase Date, Seller may advise Buyer of a Transaction in an amount not exceeding such reinstated amount."

4. The Minimum Balance requirement in each of the Commitment Letters is hereby deleted.

This letter agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without reference to principles of conflicts of law.

Please return an executed copy of this letter, whereupon the Documents shall be amended as provided above as of the date hereof.

Very truly yours,

GERMAN AMERICAN CAPITAL CORPORATION


By:       /s/ John Cutting              By:  /s/ Charlene Chai
          -------------------                -------------------
          John Cutting                       Charlene Chai
Title:    Vice President           Title:    Authorized Signatory

Agreed and Accepted to:

CRIIMI MAE INC.



By:  /s/ Jay R. Cohen
     ---------------------
       Jay R. Cohen
Title: Executive Vice President